EXHIBIT 3.6


                                                    <Stamped:
                                                     AZ CORPORATION COMMISSION
                                                     FOR THE STATE OF ARIZONA
                                                     FILED
                                                     JUN 3   4 19 P.M. '92
                                                     069090-7>


                            ARTICLES OF AMENDMENT
                                    to the
                          ARTICLES OF INCORPORATION
                                      of
                             UNICO, INCORPORATED

      Pursuant to the provisions of the Arizona Code, the undersigned corporation adopts the following Articles of Amendment to its Articles of
Incorporation:

      FIRST:  The name of the corporation is Unico, Incorporated.

      SECOND: Article IV of the Articles of Incorporation is amended in its entirety in the manner prescribed by the Arizona Code so as to read as follows:

         ARTICLE IV. The authorized capital stock of this corporation shall consist of fifty million shares of common stock, $0.10 par value, said stock to be paid for at such time and in such manner as the Board of Directors may designate. Such stock shall be issued as fully paid and shall be forever non- assessable. The Judgment of the Board of Directors as to the value of the property taken, or services rendered in exchange for stock, shall be conclusive in the absence of fraud. No stockholder shall have pre-emptive rights as to any stock now or hereinafter authorized to be issued, but the issuance of stock shall be in the sole discretion of the Board of Directors.

      THIRD: The foregoing amendment was adopted by the vote of the shareholders on May 10, 1992.

      FOURTH: The number of shares of the Corporation outstanding at the time of such adoption was 9,195,OOO; and the number of shares entitled to vote thereon was 9,195,000. The only class of shares outstanding was Common Stock, $.10 par value.

      FIFTH: The number of shares voted for such amendment was 6,026,435; and the number of shares voted against such amendment was 4,900. Three hundred shares abstained.

      SIXTH: The foregoing amendment does not effect an exchange, reclassification or cancellation of shares.

      SEVENTH. The amount of stated capital after the amendment is $919,500.

      Dated this 12th day of May, 1992

                                     UNICO, INCORPORATED


                                     By /s/ Ray C. Brown
                                        -----------------------------
                                        Its President


                                    and  /s/ C. Wayne Hartle
                                        -----------------------------
                                        Its Secretary

STATE OF UTAH        )
                     : ss.
COUNTY OF SALT LAKE  )

       I,    Scott R. Jenkins, Notary Public, do hereby certify that on this
12th , day of May, 1992 personally appeared before me Ray C. Brown who being by me first duly sworn, declared that he is the President of Unico, Incorporated, that he signed the foregoing document as President of the Corporation, and that the statements therein contained are true.


By /s/ Scott R. Jenkins
---------------------------
     Notary Public
                            Residing at:   SLC, UT
                                         --------------
My Commission Expires:

       8-7-92
-------------------

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